NEWS RELEASE


FOR IMMEDIATE RELEASE                                Contact:    Phil Grybas
October 28, 2004                                                 Senior VP - CFO
                                                                 (916) 786-4282



           SureWest Receives $1.8 Million Payment for Insurance Claim


(ROSEVILLE, CALIFORNIA) -SureWest Communications (Nasdaq: SURW) announced today that it received payment of $1.8 million from its insurance carrier in response to a claim filed earlier this year under the company's fidelity policy.

In early 2004, SureWest disclosed that it had been victimized by a fraudulent scheme resulting in the illegal transfer of company funds to outside accounts. The ensuing investigation culminated in the arrest and indictment of a former employee, his father and another individual. SureWest also commenced civil litigation, which is ongoing, against the three individuals named in the indictment and two other individuals allegedly associated with the fraudulent scheme.

SureWest will recognize the payment in its 2004 fourth quarter results. In the fourth quarter of 2003, SureWest recorded a pre-tax charge of $1.8 million for the misappropriation.

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

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